Exhibit 99.1

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

President’s Message

Unity has reported net income of $5.8 million, or $0.85 per diluted share, for the year ended December 31, 2006.  Return on average assets and average common equity for the year ended 2006 were 0.90% and 13.56%, respectively.

Our loan production for the year was strong, with total loans up 13.2% from a year ago.  In addition, total deposits are up 8.5% from a year ago.  The increase in loans and deposits was primarily the result of increased efforts to attract new business and retail account relationships.

Although we are pleased with the growth in our balance sheet and our customer base, the impact of the interest rate environment has reduced our net interest margin. Although the rate environment is a short term challenge, we are confident we can continue to grow our asset base which will have a favorable effect on future earnings.  The Company continues to execute its long-term plan by increasing its customer base and expanding market share.

During the fourth quarter of 2006 we opened our first branch in Pennsylvania, located in Forks Township.  I am pleased to announce that within two months of operations the branch has reached $8.5 million in deposits.  We are extremely optimistic about this new market area and are actively looking for additional branch sites in the Lehigh Valley.

During the first quarter of 2007 the Company anticipates expanding its SBA program by opening loan production offices in the North Carolina and Florida market places.  In addition we have targeted other growth areas on the East coast where we believe we can increase our position as a national SBA lender.

As a Unity shareholder, I would like to thank you for your continued support.  I hope that you make use of all that Unity has to offer for your financial service needs.

Very truly yours,

/s/ James A. Hughes

James A. Hughes
President and Chief Executive Officer
February 12, 2007